EXHIBIT 4.1

NUTRITION 21, INC.

PROMISSORY NOTE

$1,250,000August 25, 2006
Holder:
Holder’s Address:

FOR VALUED RECEIVED, on August 25, 2009, NUTRITION 21, INC., a New York corporation (“Maker”) hereby promises to pay to Holder, the principal sum of One Million Two Hundred Fifty Thousand DOLLARS ($1,250,000), together with interest accruing thereon at the rate of 5% per annum. Maker may at its option prepay all or any amount of this Note, applied first to interest and then to principal.

This note and another note issued concurrently herewith (collectively, the “Notes”) are being issued pursuant to an Amended and Restated Merger Agreement dated August 25, 2006 (the “Merger Agreement”). This Note is subject to offsets as set forth in the Merger Agreement. This Note is secured by the security interest referred to in Section 3(e) of the Merger Agreement.

1. Events of Default. The following are “Events of Default” hereunder:

(a) any failure by Maker to pay principal hereunder when due that is not cured within five days after written notice;

(b) if Maker or any subsidiary of Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Bankruptcy Code, (v) file a voluntary petition in bankruptcy or a petition for bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law and such petition or proceeding shall remain undismissed or unstayed for 60 days, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(c) if Maker breaches a material covenant or agreement under this Note or the Merger Agreement and Maker shall fail to cure such breach within ten (10) days after receipt by Maker of written notice of such failure from Holder;

(d) any dissolution, liquidation or winding up of Maker or any substantial portion of its business or a material subsidiary.

2. Remedies on Default. If any Event of Default shall occur and be continuing, then the entire principal under this Note shall upon notice by Holder become immediately due and payable, and Holder shall be entitled to exercise its rights and remedies under the Security Agreement referred to in Section 3(e) of the Merger Agreement.

3. Certain Waivers. Except as otherwise expressly provided in this Note, Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default and notice of any and all of the foregoing.

4. Amendments. This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

5. GOVERNING LAW; JURISDICTION. This Note shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed therein. The parties consent to the exclusive jurisdiction of the federal and state courts in New York in any action arising out of or connected in any way with this Note, and the parties hereto further agree that the service of process or of any other papers upon them or any of them in the manner provided for notices hereunder shall be deemed good, proper and effective service upon them.

6. Notices. All notices and communications shall be in writing and shall be as provided for in the Merger Agreement.

7. Successors and Assigns. This Note and the obligations and rights of Maker hereunder, shall be binding upon and inure to the benefit of Maker, the holder of this Note, and their respective successors and assigns. This Note is assignable by Holder to any other person or entity without the consent of Maker.

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IN WITNESS WHEREOF, Maker has duly caused this Note to be signed on its behalf, in its company name and by its duly authorized officer as of the date first set forth above.

Nutrition 21, Inc.

By: __________________________
Paul Intlekofer
Chief Executive Officer

Acknowledged by:

By:_______________________________
Name:
Title:

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